Exhibit 99.1
ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212)645-1405 Fax: (212)645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS REPORTS FIRST-QUARTER FINANCIAL RESULTS

Erbitux® U.S. In-Market Quarterly Sales of $87.1 Million

Diluted Earnings Per Share of $.33

New York, NY – April 26, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 were $85.8 million as compared with $110.2 million for the first quarter of 2004. The first quarter of 2004 included a one-time “catch-up” amortization effect of approximately $43 million associated with the $250 million milestone payment received last year. Revenues include four principal components:
  License fees and milestone revenue of $24.5 million in the first quarter of 2005 compared with $67.5 million in the first quarter of 2004. The decline is attributable to the above- mentioned “catch-up” amortization effect;
  Manufacturing revenue of $11.0 million in the first quarter of 2005 compared with $25.5 million in the first quarter of 2004. The year-to-year decrease reflects higher volume purchases by Bristol-Myers Squibb in the first quarter of last year to establish safety stock levels in the quarter of launch, as well as a lower selling price in 2005 as compared with 2004. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations. No commercial product was sold to Merck KGaA during the first quarter of 2005 or 2004;
  Royalty revenue of $36.4 million in the first quarter of 2005 compared with $7.1 million in the first quarter of 2004. Royalty revenue for the first quarter of 2005 includes $34.0 million representing 39% of Bristol-Myers Squibb’s in-market Erbitux net sales of $87.1 million. These in-market sales, reflecting a drop-ship distribution methodology, represent Erbitux shipments to end-user accounts only, with no wholesaler stocking; and
  Collaborative agreement revenue of $13.8 million in the first quarter of 2005 compared with $10.0 million in the first quarter of 2004. The year-to-year increase reflects greater purchases of clinical materials by Merck KGaA and higher reimbursements for royalty payments. Included in the first quarters of 2005 and 2004 amounts are reimbursements for royalty expenses of approximately $4.5 million and $.9 million, respectively.

Total operating expenses for the first quarter of 2005 were $61.5 million, compared with $39.3 million in the first quarter of 2004. Operating expenses included:

  Research and development expenses for the first quarter of 2005 were $21.2 million compared with $20.2 million in the first quarter of 2004;
  Clinical and regulatory expenses in the first quarter of 2005 were $9.4 million, compared with $7.1 million in the first quarter of 2004;
  Marketing, general and administrative expenses were $17.6 million in the first quarter of 2005 compared with $11.6 million in the first quarter of 2004. The increase in 2005 is principally attributable to higher compensation expenses associated with increased headcount, principally in sales and marketing attributable to the field force, and higher professional fees, primarily for accounting and tax services; and
  Royalty expenses were $12.6 million in the first quarter of 2005 compared with $2.0 million in the first quarter of 2004 as the result of higher sales in 2005. Approximately $4.5 million of the 2005 expenses were reimbursed as a component of Collaborative agreement revenue, resulting in net royalty expenses of $8.1 million for the first quarter of 2005.

The effective tax rate for the first quarter of 2005, and the estimate for the full year (assuming no $250 million milestone is earned from Bristol-Myers Squibb), is approximately 1.3%, principally because of the utilization of deferred tax assets, mainly including the amortization of license fees and milestones which were taxable in prior periods.

Net income for the first quarter of 2005 was $28.8 million compared with $62.7 million in the first quarter of last year. Diluted earnings per share were $.33 in the first quarter of 2005 compared with $.76 in the first quarter of 2004.

Conference Call
ImClone Systems will host a conference call with the financial community to discuss 2005 first quarter financial results, today, April 26, 2005 at 11:00 AM Eastern Daylight Time. The conference call will be webcast live and may be accessed by visiting ImClone Systems' website at www.imclone.com. A replay of the audio webcast will be available under "Earnings Webcast" in the "Investor Relations" section of the Company's website starting shortly after the call on April 26, 2005.

Those parties interested in participating via telephone may join by dialing (888) 694-4641, or (973) 935-8512 for calls outside of Canada and the United States. A telephone replay of the conference call will be available shortly after the call until May 2, 2005 at midnight Eastern Daylight Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter passcode number 5958288.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(see attached tables)

     IMCLONE SYSTEMS INCORPORATED
Consolidated Condensed Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004 (1)

Revenues:
License fees and milestone revenue	$24,534	$67,498
Manufacturing revenue	11,019	25,504
Royalty revenue	36,372	7,145
Collaborative agreement revenue	13,846	10,017
Total revenues	85,771	110,164
Operating expenses:
Research and development	21,173	20,211
Clinical and regulatory	9,398	7,062
Marketing, general and administrative	17,623	11,628
Royalty expense	12,566	2,043
Cost of manufacturing revenue	743	213
Other	-	(1,815)
Total operating expenses	61,503	39,342

Operating income	24,268	70,822

Other (income) expense, net	(4,932)	1,115

Income before income taxes	29,200	69,707
Provision for income taxes	380	6,971

Net income	$28,820	$62,736

Income per common share:
Basic	$0.35	$0.83
Diluted	$0.33	$0.76
Shares used in calculation of income per share:
Basic	83,278	75,259
Diluted	92,648	84,833

(1)	Royalty expense and Collaborative agreement revenue in 2004 have been reclassified to conform to the current year presentation. Both categories have been increased by $547 in order to reflect the reimbursed portion of royalties for agreements that were finalized in January, 2005.

IMCLONE SYSTEMS INCORPORATED
Consolidated Condensed Balance Sheets
(Unaudited)
(in thousands)

Assets	March 31, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$16,388	$79,321
Securities available for sale	808,015	840,451
Inventories	55,331	40,618
Other current assets	77,992	102,047
Total current assets	957,726	1,062,437

Property, plant and equipment, net	361,050	339,293
Other assets	31,348	33,046 (1)
Total assets	$1,350,124	$1,434,776 (1)

Liabilities and Stockholders' Equity
Current liabilities	$217,521	$303,690
Deferred revenue, long term	323,481	348,814
Long-term obligations	601,915	603,434
Total liabilities	1,142,917	1,255,938

Stockholders' equity	207,207	178,838
Total liabilities and stockholders' equity	$1,350,124	$1,434,776

(1)	These numbers correct a typographical error that was included on the balance sheet that accompanied the press release issued by ImClone Systems on April 26, 2005. The previously reported incorrect numbers were $33,145 and $1,434,875, respectively.